Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-197732 on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Advanced Drainage Systems, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption on April 1, 2016 of the new accounting guidance at ASU 2015-17 Balance Sheet Classification of Deferred Taxes on a prospective basis) and the effectiveness of Advanced Drainage Systems Inc. and subsidiaries’ internal control over financial reporting (which report expresses an adverse opinion on the Company’s internal control over financial reporting because of material weaknesses) dated May 30, 2017, appearing in this Annual Report on Form 10-K of Advanced Drainage Systems, Inc. and subsidiaries for the year ended March 31, 2017.

/s/ Deloitte & Touche LLP

Columbus, Ohio

May 30, 2017